March 4, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements made by Clinigence Holdings, Inc. under Item 4.01 of its Form 8-K dated March 4, 2021 . We agree with the statements set forth in Item 4.01 insofar as the relate our Firm. We have no basis to agree or disagree with other statements made by the registrant contained in Item 4.01.

Very truly yours

/s/Prager Metis CPA’s LLC

Hackensack, New Jersey